Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Asma Emneina	Don Duffy
	(650) 565-7791	(650) 565-7740
	asma@financialengines.com	ir@financialengines.com

Financial Engines Reports Fourth Quarter and Full Year 2011 Financial Results

AUM Grows 26% Year Over Year

Q4 Revenue Grows 24% Year Over Year

Q4 Adjusted EBITDA Grows 31% Year Over Year

PALO ALTO, Calif. – February 21, 2012 – Financial Engines (NASDAQ: FNGN), the leading independent provider of investment management and advice to employees in retirement plans, today reported financial results for its fourth quarter and full year ended December 31, 2011.

Financial results for the fourth quarter of 2011 compared to the fourth quarter of 2010:i

•	Revenue increased 24% to $40.9 million for the fourth quarter of 2011 from $33.1 million for the fourth quarter of 2010.

•	Professional management revenue increased 27% to $31.5 million for the fourth quarter of 2011 from $24.8 million for the fourth quarter of 2010.

•

Net income was $5.8 million, or $0.12 per diluted share, for the fourth quarter of 2011 compared to $7.3 million, or $0.15 per diluted share, for the fourth quarter of 2010. This decrease was more than accounted for by a significant change in the effective tax rate.

•	Non-GAAP Adjusted EBITDA[i] increased 31% to $14.0 million for the fourth quarter of 2011 from $10.7 million for the fourth quarter of 2010.

•

Non-GAAP Adjusted Net Income[i] was $6.8 million for the fourth quarter of 2011 compared to $8.1 million for the fourth quarter of 2010. This decrease was more than accounted for by a significant change in the effective tax rate.

•

Non-GAAP Adjusted Earnings Per Share[i] was $0.14 for the fourth quarter of 2011 compared to $0.17 for the fourth quarter of 2010. This decrease was more than accounted for by a significant change in the effective tax rate.

Financial results for the full year 2011 compared to the full year 2010: i

•	Revenue increased 29% to $144.1 million in 2011 from $111.8 million in 2010.

•	Professional management revenue increased 37% to $108.2 million in 2011 from $79.1 million in 2010.

[i]	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.

•

Net income was $15.1 million in 2011 compared to $63.6 million in 2010. This decrease was due in part to an income tax benefit of $50.7 million in 2010, as well as a significant change in the effective tax rate.

•

Net income attributable to holders of common stock was $15.1 million, or $0.31 per diluted share in 2011 compared to $58.1 million, or $1.30 per diluted share in 2010, which included the issuance of a $5.5 million stock dividend.

•	Non-GAAP Adjusted EBITDA[i] increased 44% to $40.8 million in 2011 from $28.4 million in 2010.

•	Non-GAAP Adjusted Net Income[i] increased 3% to $18.6 million in 2011 from $18.1 million in 2010. The growth rate was significantly impacted by a change in the effective tax rate.

•	Non-GAAP Adjusted Earnings Per Share[i] was $0.38 in 2011 compared to $0.39 in 2010. The decrease was more than accounted for by a significant change in the effective tax rate.

Key operating metrics as of December 31, 2011:ii

•	Assets under contract (“AUC”) were $467 billion.

•	Assets under management (“AUM”) were $47.5 billion.

•	Members in Professional Management were 567,000.

•

Asset enrollment rates for companies where services have been available for 26 months or more averaged 12.6%iii and an estimated 12.4% had AUC been marked-to-market at the end of the fourth quarter of 2011.

“When we started Financial Engines, we knew that the demographic wave of baby boomers would transform our nation’s retirement system,” said Jeff Maggioncalda, president and chief executive officer of Financial Engines. “Our long-term promise of helping millions of people achieve a more secure retirement continues to drive the growth of our business.”

Review of Financial Results for the Fourth Quarter of 2011

Revenue increased 24% to $40.9 million for the fourth quarter of 2011 from $33.1 million for the fourth quarter of 2010. The increase in revenue was driven primarily by the growth in professional management revenue, which increased 27% to $31.5 million for the fourth quarter of 2011 from $24.8 million for the fourth quarter of 2010.

Costs and expenses increased 21% to $32.2 million for the fourth quarter of 2011 from $26.7 million for the fourth quarter of 2010. This was due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data, employee-related wages and benefits costs due to increased headcount and higher compensation, and printed material costs associated with enrollment campaigns and member materials, offset by a decrease in cash incentive compensation expense.

[i]i	Operating metrics include both advised and subadvised relationships.
iii

Please see information regarding enrollment rates and the component AUC in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 30, 2011 filed with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov.

As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) increased to 32% for the fourth quarter of 2011 from 31% for the fourth quarter of 2010, due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data.

Income from operations was $8.7 million for the fourth quarter of 2011 compared to $6.4 million for the fourth quarter of 2010. As a percentage of revenue, income from operations was 21% for the fourth quarter of 2011 compared to 19% for the fourth quarter of 2010.

Net income was $5.8 million, or $0.12 per diluted share, for the fourth quarter of 2011 compared to net income of $7.3 million, or $0.15 per diluted share, for the fourth quarter of 2010. This decrease was more than accounted for by a significant change in the effective tax rate, which increased to 36% in the fourth quarter of 2011 compared to a 6% tax benefit in the fourth quarter of 2010, exclusive of releases of valuation allowances.

On a non-GAAP basis, Adjusted Net Incomei was $6.8 million and Adjusted Earnings Per Sharei were $0.14 for the fourth quarter of 2011 compared to Adjusted Net Income of $8.1 million and Adjusted Earnings Per Share of $0.17 for the fourth quarter of 2010. For the calculation of Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to stock-based compensation for all periods presented.

“We are gratified that the revenue growth, profitability and cash generation of our business allows us to invest in expanded services for our members. Ongoing enhancements to our offerings should provide for future growth while maintaining healthy operating margins,” said Ray Sims, chief financial officer of Financial Engines. “We believe that the value of our services will continue to attract new sponsors, members and assets under management.”

Assets Under Contract and Assets Under Management

AUC was $467 billion as of December 31, 2011, an increase of 24% from $376 billion in the fourth quarter of 2010.

AUM increased by 26% year over year to $47.5 billion as of December 31, 2011, from $37.7 billion as of December 31, 2010. The increase in AUM was driven primarily by net new enrollment into the Professional Management service and contributions.

In billions	Q1’11	Q2’11	Q3’11	Q4’11
AUM, Beginning of Period	$37.7	$41.0	$43.8	$42.0
AUM from net enrollment(1)	1.1	2.5	1.8	2.2
Other(2)(3)	2.2	0.3	(3.6)	3.3

AUM, End of Period	$41.0	$43.8	$42.0	$47.5

(1)

The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period less the aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period, less the aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period.

(2)

Other factors affecting assets under management include employer and employee contributions, market movement and plan administrative fees, as well as participant loans and hardship withdrawals. We cannot separately quantify the impact of these factors as the information we receive from the plan providers does not separately identify these transactions or the changes in balances due to market movement.

(3)

Contributions are estimated each quarter from annual contribution rates based on data received from plan providers. Contributions are estimated to have been approximately $0.6 billion in Q1’11, $0.7 billion in Q2’11, $0.7 billion in Q3’11 and $0.8 billion in Q4’11. These amounts are included in the Other line item in the above table.

Aggregate Investment Style Exposure for Portfolios Under Management

As of December 31, 2011, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Cash	4%
Bonds	26%
Domestic Equity	48%
International Equity	22%

Total	100%

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering retirement, and expanding the number of plan sponsors.

Based on financial markets remaining at February 15, 2012 levels, the company estimates that its 2012 revenue will be in the range of $179 million to $184 million, and its 2012 non-GAAP Adjusted EBITDA will be in the range of $51 million to $53 million.

Conference Call

The Company will host a conference call to discuss fourth quarter and full year 2011 financial results today at 5:00 PM ET. Hosting the call will be Jeff Maggioncalda, president and chief executive officer, and Ray Sims, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 317-6789, or for international callers, (412) 317-6789. A replay will be available beginning one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers. The conference ID is 10009240. The replay will remain available until Friday, February 24, 2012, and an archived replay will be available at http://ir.financialengines.com/ for 30 calendar days after the call.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income before stock-based compensation expense, net of tax, the impact of stock dividends issued and certain other items such as the income tax benefit from the release of valuation allowances. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. For all periods prior to fiscal year 2011, the dilutive common share equivalents outstanding also include on a non-weighted basis the conversion of all preferred stock to common stock, the shares associated with the stock dividend and the shares sold in the initial public offering. This differs from the weighted average diluted shares outstanding used for purposes of calculating GAAP earnings per share. Non-GAAP Adjusted EBITDA is defined as net income before net interest expense (income), income tax expense (benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commission and stock-based compensation. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

About Financial Engines

Financial Engines is the nation’s largest independent investment advisor and is committed to providing everyone the trusted retirement help they deserve. The company helps investors with their total retirement picture by offering personalized retirement plans for saving, investment, and retirement income. To meet the needs of different investors, Financial Engines offers both Online Advice and Professional Management. Professional Management includes Income+, which provides steady monthly payouts from a 401(k) that can last for life. Co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe, Financial Engines works with America’s leading employers and retirement plan providers to make retirement help available to millions of American workers. For more information, please visit www.financialengines.com.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “will,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding Financial Engines’ expected financial performance and outlook, its strategic operational plans, objectives and growth strategy, demographic and other trends, its market opportunity, its plans to invest more aggressively to take advantage of potential growth opportunities, and the benefits of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment and risks associated with our fiduciary obligations. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-K for the year ended December 31, 2010 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or February 21, 2012 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment adviser. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

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FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31, 2010	December 31, 2011
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$114,937	$145,002
Accounts receivable, net of allowances of $69 in 2010 and $67 in 2011	23,942	30,495
Prepaid expenses	2,802	3,008
Deferred tax assets	11,685	13,155
Other current assets	2,189	3,498

Total current assets	155,555	195,158
Property and equipment, net	3,148	3,926
Internal use software, net	11,130	10,723
Long-term deferred tax assets	39,460	31,424
Direct response advertising, net	4,615	8,851
Other assets	3,708	4,361

Total assets	$217,616	$254,443

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,384	$9,740
Accrued compensation	15,607	13,262
Deferred revenue	7,457	9,691
Other current liabilities	137	124

Total current liabilities	30,585	32,817
Long-term deferred revenue	1,494	1,533
Other liabilities	317	533

Total liabilities	32,396	34,883

Contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value— 10,000 authorized as of December 31, 2010 and 2011; None issued or outstanding as of December 31, 2010 and 2011	—	—
Common stock, $0.0001 par value— 500,000 authorized as of December 31, 2010 and 2011; 43,116 and 45,784 shares issued and outstanding at December 31, 2010 and 2011, respectively	4	5
Additional paid-in capital	279,038	298,196
Deferred compensation	(36)	—
Accumulated deficit	(93,786)	(78,641)

Total stockholders’ equity	185,220	219,560

Total liabilities and stockholders’ equity	$217,616	$254,443

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2011	2010	2011
	(In thousands, except per share data)
Revenue:
Professional management	$24,757	$31,509	$79,137	$108,215
Platform	7,695	8,833	29,717	32,891
Other	642	532	2,918	2,979

Total revenue	33,094	40,874	111,772	144,085

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	10,212	12,906	37,599	49,717
Research and development	5,205	5,538	19,343	21,182
Sales and marketing	6,669	8,398	26,403	30,710
General and administrative	3,346	3,663	11,644	13,518
Amortization of internal use software	1,218	1,647	3,912	5,923

Total costs and expenses	26,650	32,152	98,901	121,050

Income from operations	6,444	8,722	12,871	23,035
Interest income (expense)	61	8	(25)	10

Income before income taxes	6,505	8,730	12,846	23,045
Income tax expense (benefit)	(785)	2,958	(50,729)	7,900

Net income	7,290	5,772	63,575	15,145
Less: Stock dividend	—	—	5,480	—

Net income attributable to holders of common stock	$7,290	$5,772	$58,095	$15,145

Net income per share attributable to holders of common stock
Basic	$0.17	$0.13	$1.66	$0.34
Diluted	$0.15	$0.12	$1.30	$0.31
Shares used to compute net income per share attributable to holders of common stock
Basic	42,161	45,596	35,096	44,783
Diluted	47,517	49,550	44,826	49,407

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

Years Ended December 31, 2009, 2010 and 2011

	2009	2010	2011
	(In thousands)
Cash flows from operating activities:
Net income	$5,689	$63,575	$15,145
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,729	1,816	2,191
Amortization of internal use software	2,711	3,703	5,577
Stock-based compensation	6,768	7,659	5,823
Amortization of deferred sales commissions	1,153	1,155	1,423
Amortization and impairment of direct response advertising	64	1,185	2,734
Repayment discount on note payable	(200)	—	—
Fair value adjustment of convertible warrant	(142)	—	—
Provision for doubtful accounts	20	191	152
Loss on fixed asset disposal	5	7	—
Excess tax benefit associated with stock-based compensation	(88)	(456)	(1,023)
Changes in operating assets and liabilities:
Accounts receivable	(5,168)	(6,158)	(6,704)
Prepaid expenses	(335)	(842)	(206)
Deferred tax assets	—	(51,144)	6,566
Direct response advertising	(1,528)	(4,330)	(6,953)
Other assets	(971)	(2,665)	(3,026)
Accounts payable	998	1,319	3,333
Accrued compensation	6,818	6,506	(2,345)
Deferred revenue	(470)	110	2,274
Other liabilities	4	(51)	202

Net cash provided by operating activities	17,057	21,580	25,163

Cash flows from investing activities:
Purchase of property and equipment	(1,167)	(2,361)	(2,922)
Capitalization of internal use software	(4,682)	(5,860)	(5,224)
Restricted cash	—	(950)	(360)

Net cash used in investing activities	(5,849)	(9,171)	(8,506)

Cash flows from financing activities:
Proceeds from term loan payable	9,950	—	—
Payments on term loan payable	(1,944)	(8,056)	—
Repayment of note payable	(9,800)	—	—
Repayment of bank borrowings	(3,500)	—	—
Payments on capital lease obligations	(15)	(2)	—
Net share settlements for stock-based awards minimum tax withholdings	(396)	(921)	(1,718)
Excess tax benefit associated with stock-based compensation	88	456	1,023
Proceeds from issuance of common stock, net of offering costs	265	90,338	14,103

Net cash provided by (used in) financing activities	(5,352)	81,815	13,408

Net increase in cash and cash equivalents	5,856	94,224	30,065
Cash and cash equivalents, beginning of period	14,857	20,713	114,937

Cash and cash equivalents, end of period	$20,713	$114,937	$145,002

Supplemental cash flows information:
Income taxes paid, net of refunds	$48	$1,154	$(194)
Interest paid	$645	$184	$6
Non-cash operating, investing and financing activities:
Stock dividend	$1,082	$5,480	$—
Capitalized stock-based compensation for internal use software	$399	$439	$293
Capitalized stock-based compensation for direct response advertising	$—	$60	$44

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended		Year Ended
	December 31,		December 31,
Non-GAAP Adjusted EBITDA	2010	2011	2010	2011
	(In thousands)
Net income	$7,290	$5,772	$63,575	$15,145
Interest expense (income)	(61)	(8)	25	(10)
Income tax expense (benefit)	(785)	2,958	(50,729)	7,900
Depreciation	466	583	1,816	2,191
Amortization of internal use software	1,146	1,550	3,703	5,577
Amortization and impairment of direct response advertising	488	865	1,185	2,734
Amortization of deferred sales commissions	302	417	1,155	1,423
Stock-based compensation	1,861	1,901	7,659	5,823

Non-GAAP Adjusted EBITDA	$10,707	$14,038	$28,389	$40,783

	Three Months Ended December 31,		Year Ended December 31,
Non-GAAP Adjusted Net Income	2010	2011	2010	2011
	(In thousands, except per share data)
Net income	$7,290	$5,772	$63,575	$15,145
Stock-based compensation, net of tax (1)	1,150	1,175	4,733	3,598
Income tax benefit from release of valuation allowance	(389)	(160)	(50,242)	(160)

Non-GAAP Adjusted Net Income	$8,051	$6,787	$18,066	$18,583

Non-GAAP Adjusted Earnings Per Share	$0.17	$0.14	$0.39	$0.38
Shares of common stock outstanding	42,337	45,596	41,601	44,820
Dilutive restricted stock and stock options	5,181	3,954	4,831	4,587

Non-GAAP adjusted common shares outstanding	47,518	49,550	46,432	49,407

(1)	For the calculation of Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to stock-based compensation for all periods presented.